Exhibit 10.2

Highwood Investments, LLC

1569 Sherman Avenue, Suite 203

Evanston, IL 60201

July 30, 2012

Robert Broadway and Entities (Seller)

The Broadway Group LLC

Attn: Mr. Robert Broadway

132 Holmes Avenue

Huntsville, AL 35801

RE: 17 – FS-NNN-15 YEAR – DOLLAR GENERAL STORES- Package #7 REVISED

(8) – Alabama, (5) – Georgia, (4) Tennessee

Dear Robert:

This letter represents this corporation's offer to purchase the Sixteen (17) Dollar General Stores with an approximate aggregate 157,242 net rentable square feet, situated on an aggregate of approximately 21.17 acres of land, located as shown in Paragraph #1 below.

The above properties shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the properties.

This corporation or its nominee will consummate this transaction on the following basis:

1.	The total aggregate purchase price shall be $20,377,723.44 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at closing 90 days following the acceptance of this agreement (see Paragraph 11). Purchaser shall deliver to Escrow Agent, within 5 days of the execution of this contract, an earnest money deposit of $50,000.
TENANT DOLLAR GENERAL (#7)	D.G. STORE #	STORE SF	LOT SIZE ACRES	ANNUAL BASE RENT	MONTHLY BASE RENT	RENTAL INCREASE YRS-11-15	RENT PSF	LEASE START DATE	LEASE END DATE	PURCHASE PRICE
Old Spanish Trail, Robertsdale, AL 36567	13394	12,406	1.50	$128,235.00	$10,686.25	3.00%	$10.34	5/1/2012	4/30/2027	$1,669,726.56
Hwy 411, Newport, TN 37821		9,002	1.27	$88,699.44	$7,391.62	3.00%	$9.85	8/1/2012	7/31/2027	$1,154,940.63
Forest Avenue, East Brewton, AL 36426		9,026	1.00	$78.624.00	$6,552.00	3.00%	$8.71	8/1/2012	7/31/2027	$1,023,750.00
Coosa River Parkway, Wetumpka, AL 36092	13654	9,100	1.39	$104,764.56	$8,730.38	3.00%	$11.51	8/1/2012	7/31/2027	$1,364,121.88
Hwy 411, Madisonville, TN 37354	Relo 700	9,100	1.03	$105,189.00	$8,765.75	3.00%	$11.56	9/1/2012	8/31/2027	$1,369,648.44

RE: (17)-FS-NNN-15 YEAR - DOLLAR GENERAL STORES-

Package #7 REVISED - July 30, 2012 (8) - Alabama, (5) -

Georgia, (4) Tennessee

TENANT DOLLAR GENERAL (#7)	D.G. STORE #	STORE SF	LOT SIZE ACRES	ANNUAL BASE RENT	MONTHLY BASE RENT	RENTAL INCREASE YRS-11-15	RENT PSF	LEASE START DATE	LEASE END DATE	PURCHASE PRICE
S. Broad Street, Mobile, AL 36603	13469	9,026	1,100	$92,377.92	$7,698.16	3.00%	$10.23	10/1/2012	9/30/2027	$1,202,837.50
Moffett Road, Mobile, AL 36618		9,100	1.16	$91,498.44	$7,624.87	3.00%	$10.05	10/1/2012	9/30/2027	$1,191,385.94
South Wilson Avenue, Mobile, AL 36617	13,626	9,100	0.90	$92,243.52	$7,686.96	3.00%	$10.14	10/1/2012	9/30/2027	$1,201,087.50
Hwy 27, LaGrange, GA 30241		9,026	1.50	$94,500.00	$7,875.00	3.00%	$10.47	10/1/2012	9/30/2027	$1,230,468.75
Hwy 27 - Wares Crossroads, LaGrange, GA 30240	14089	9,026	1.80	$103,523.04	$8,626.92	3.00%	$11.47	10/1/2012	9/30/2027	$1,347,956.25
Hwy 109 - Greenville Rd, LaGrange, GA 30241	13969	9,100	1.16	$86,657.04	$7,221.42	3.00%	$9.52	10/1/2012	9/30/2027	$1,128,346.88
Lee Road, Valley, AL 36854	13949	9,026	1.24	$80,416.20	$6,701.35	3.00%	$8.91	10/1/2012	9/30/2027	$1,047,085.94
Main Street, Shiloh, GA 31826	14088	9,026	1.25	$81,237.00	$6,769.75	0.00%	$9.00	10/1/2012	9/30/2027	$1,057,773.44
Hwy 64, Cleveland, TN 37323		9,100	1.07	$80,271.36	$6,689.28	3.00%	$8.82	10/1/2012	9/30/2027	$1,045,200.00
Maryville Pike, Maryville, TN 37804	13895	9,026	1.20	$94,663.44	$7,888.62	3.00%	$10.49	10/1/2012	9/30/2027	$1,232,596.88
Hwy 16, Brooks, GA 30205		9,026	1.50	$89.274.00	$7,439.50	3.00%	$9.89	10/1/2012	9/30/2027	$1,162,421.88
Hwy 92, Daleville, AL 36322	13894	9,026	1.10	$72,835.20	$6,069.60	3.00%	$8.07	10/1/2012	9/30/2027	$948,375.00
Totals		157,242	21.17	$1,565,009.16	$130,417.43					$20,377,723.44

2.	There are no real estate brokerage commissions involved in this transaction
3.	Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced properties are leased to the Dollar General Corporation on absolute triple net leases for the Annual Base Rents and the Lease Terms shown above covering the buildings and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.
4.	Seller warrants and represents (to the best of the Seller’s knowledge), that the properties are free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the properties are in full compliance with Federal, State, City and County ordinances, including ADA compliance, environmental laws and concerns, and no one has a lease that exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the properties, nor are there any current or contemplated assessments.
5.	Seller warrants and represents (to the best of the Seller’s knowledge), that during the term of the leases Dollar General Corporation is responsible for and pays directly all operating expenses relating to the properties, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lots and the buildings, etc.

RE: (17)-FS-NNN-15 YEAR - DOLLAR GENERAL STORES-

Package #7 REVISED - July 30, 2012 (8) - Alabama, (5) -

Georgia, (4) Tennessee

Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work or construction presently in progress on the properties shall be completed by Seller prior to closing.

6.	Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from the Dollar General Corporation, and parties to reciprocal and/or operating easement agreements, if applicable. The Estoppel from the tenant will be considered a “closing document.” It shall be the Seller’s obligation to deliver the Estoppel at closing. If the Seller fails to do so, the Purchaser will have the option of extending the closing date to accommodate the new delivery date of the Estoppel or terminating the contract for that particular store(s) with return of a pro rata share of the earnest money. In the event Purchaser elects duplicate Estoppel letters to assign to other entities, the Purchase Price will Increase by $1,000 per duplicate estoppel ordered.
7.	Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.
8.	This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing.
9.	Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of all previous, existing environmental reports for the Properties. This offer is subject to Purchaser obtaining, prior to Closing, a separate Phase I environmental report for each property which must meet the ASTM E-1527-05 standard, fulfill the Government AAI ruling requirements, and be acceptable to Purchaser. Seller to provide Purchaser with Seller’s copies of Phase I reports. If Purchaser elects to order its own reports, Purchase Price will be increased by the same amount of the reports. Seller will then pay such amount at closing. Purchaser shall not use EBI.
10.	The above sale of the real estate shall be consummated by conveyance of a separate full warranty deed for each property from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes, for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

RE: (17)-FS-NNN-15 YEAR - DOLLAR GENERAL STORES-

Package #7 REVISED - July 30, 2012 (8) - Alabama, (5) -

Georgia, (4) Tennessee

11.	The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 90 days following acceptance of this agreement, at which time title to the above properties shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and a separate ALTA form B owner's title policy for each property with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, and with the Dollar General Corporation paying the real estate taxes current. If any property should not close for reason of title or survey or for any reason then the total purchase price shall be adjusted accordingly based on the annual rent divided by a 7.68% cap rate. In addition, Seller shall be solely responsible for all “rollback” taxes assessed against the Property before and after closing. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.
12.	Seller shall deliver to Purchaser within five (5) days of execution of this Agreement, copies of any previous appraisals for the Properties. This offer is subject to Purchaser obtaining, prior to Closing, a separate updated appraisal for each property, which must be acceptable to Purchaser. Seller to provide Purchaser with Seller’s copies of its appraisals. If Purchaser elects to order its own appraisals, Purchase Price will be increased by the same amount of the reports. Seller will then pay such amount at closing.
13.	Neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.
14.	Seller warrants and represents that he has paid all unemployment taxes to date, at each property.
15.	Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the properties. This offer is subject to Purchaser’s satisfaction that all guarantees and warranties survive the closing and are assigned and transferred to Purchaser at Closing.
16.	This offer is subject to the properties being 100% occupied at the time of closing, with the Dollar General Corporation occupying their space, open for business, and paying full rent, including CAM, tax and insurance, and ground rent current.
17.	Fifteen (15) days prior to closing, Seller must provide the titles as stated above and a separate current Urban ALTA/ACSM spotted survey for each property, paid by Seller, in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and NSPS in 2005 and includes all outlots and all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

RE: (17)-FS-NNN-15 YEAR - DOLLAR GENERAL STORES-

Package #7 REVISED - July 30, 2012 (8) - Alabama, (5) -

Georgia, (4) Tennessee

18.	Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports. The Purchaser shall have 30 days (Due Diligence Period) from contract execution date of this contract to review the leases with Dollar General, REA/OEA Agreements (if any), Lease Modifications (if any), guarantor’s financial statements, site inspection, environmental reports, and appraisals. If, during the 30 day Due Diligence Period, the Purchaser elects to cancel this contract, it may do so with return of the earnest money. After the expiration of the Due Diligence Period, the earnest money will be non-refundable to the Purchaser.

If this offer is acceptable, please have the Seller sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by August 14, 2012.

Sincerely,
ACCEPTED
Highwood Investments, LLC or nominee

By:	/s/ Robert Broadway	/s/ Lawrence J. Starkman
	Robert Broadway	Lawrence J. Starkman
Managing Member
Date	8/13/12